Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2003 relating to the financial statements of Gensym Corporation, which appears in Gensym Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

November 26, 2003